CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                           THE NATIONAL REGISTRY INC.
                             A Delaware Corporation

The undersigned certify that:

1. They are the President and Secretary, respectively, of The National Registry Inc., a Delaware corporation.

2. ARTICLE FOUR of the Certificate of Incorporation is amended by deleting it in its entirety and replacing it with the following:

         "FOURTH: The total number of shares of all classes of stock which the 0Corporation shall have authority to issue is 26,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and (ii) 25,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). Upon amendment to this Article to read as herein set forth, each six (6) shares of outstanding Common Stock is converted into and reconstituted as one (1) share of Common Stock."

3. The foregoing Amendment to the Certificate of Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment to the Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation is 39,174,124. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

Dated as of May 26, 1998
                                /s/ JEFFEREY P. ANTHONY
                                ------------------------------------
                                Jeffrey P. Anthony
                                President

                                /s/ DAVID E. BROGAN
                                ------------------------------------
                                David E. Brogan
                                Secretary